Exhibit 10.1

SEVERANCE PLAN

FOR ELIGIBLE EMPLOYEES OF

BENEFICIAL MUTUAL SAVINGS BANK

EFFECTIVE JANUARY 1, 2014

I.                                        INTRODUCTION

Flexibility is a key requirement for managing our business. We sometimes have to restructure our organization to take advantage of new opportunities, meet competitive challenges, react to economic shifts, or introduce advanced technology to improve our service and efficiency. This means that we occasionally may have to close a line of business or reduce staff.

The Board of Directors of Beneficial Mutual Savings Bank (the “Bank”) adopted the Severance Pay Plan for Eligible Employee of Beneficial Mutual Savings Bank (the “Plan”) to provide severance payments to eligible employees when their employment with the Bank ends because of a Qualifying Event (as defined in Article II).

The Plan is designed to provide separation pay benefits to eligible employees who receive written notice of involuntary termination of employment by Beneficial Mutual Savings Bank (the “Bank”) or its affiliates. The Plan is intended to constitute a welfare benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and will be interpreted and administered in accordance with the requirements applicable to such plan. The Plan is effective January 1, 2014.

This Plan document also serves as the Summary Plan Description (“SPD”) and contains information about who is eligible to receive benefits under the Plan and what benefits are being provided.

This Plan supersedes your participation and rights under any prior severance plan sponsored by the Bank, Beneficial Mutual Bancorp, Inc. (“Company”) and any affiliates or subsidiaries of the Bank or the Company to the extent you’re eligible to participate in this Plan. Unless otherwise noted in Appendix A, if you are eligible to participate in any other severance plan or arrangement (if any) sponsored by the Bank or its affiliates, you will not be eligible for the severance benefits set forth in this Plan. Plan participants do not have a vested right to severance benefits.

II.                                   DEFINITIONS

“Board of Directors” means the Board of Trustees of Beneficial Mutual Savings Bank.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Notice of Involuntary Termination” is any formal notification by an authorized officer of the Sponsor, or such person’s designee, in writing or by any other means that is in accordance with the ordinary business practice of the Sponsor, of the intent of the Sponsor to terminate your employment without cause. A Notice of Involuntary Termination may be amended by the Sponsor to change your Termination Date, if business needs so require. A Notice of Involuntary Termination does not include any communication received by you in connection with a termination of your employment due to your (i) voluntary decision to terminate your employment for any reason, (ii) retirement before you become eligible for Severance Benefits, (iii) dismissal for cause, as determined by the Sponsor, in its sole discretion, due to your improper, disloyal, or unlawful actions, or due to unsatisfactory performance or violation of any confidentiality obligation to the Sponsor, or (iv) failure to comply with any rule, policy or procedure of the Sponsor.

“Pay” means your base salary or wages, at your stated weekly, bi-weekly or annual rate as of your Termination Date. “Pay” does not include overtime pay, bonuses of any kind, incentive pay, commission pay or any other remuneration. A “Week of Pay” shall be calculated in accordance with the Sponsor’s regular payroll practices and procedures.

“Participant” means an employee who has satisfied all of the eligibility requirements of the Plan and has been notified that he or she is a Participant in accordance with Article III of the Plan.

“Plan” means the Severance Pay Plan for Eligible Employees of Beneficial Mutual Savings Bank as set forth herein and as amended from time to time.

“Plan Administrator” means, for the purposes of this Plan, the Compensation Committee of the Board of Directors.

“Qualifying Event” means an event for which an eligible employee is entitled to a Severance Benefit in accordance with the terms of this Plan. A “Qualifying Event” is an involuntary termination of employment which occurs because of or in connection with a reduction in force, business reorganization or job elimination. The Plan Administrator shall determine, in its sole discretion, whether and when a Qualifying Event has occurred and its determination shall be final.

“Severance Benefit” is the benefit provided to a Participant pursuant to the Plan terms. Severance Benefits are described in Section V and Appendix A to the Plan.

“Sponsor” means Beneficial Mutual Savings Bank and its affiliates, as well as successors to Beneficial Mutual Savings Bank and its affiliates.

“Termination Date” means the date upon which your employment with the Sponsor is terminated without cause by the Sponsor as a result of a Qualifying Event.

“Years of Service” means full years of continuous employment up to and including your Termination Date. In determining a Participant’s Years of Service, participants who have at least one full Year of Service with the Sponsor will also be credited with a partial Year of Service for any calendar year in which the Participant was an employee of the Sponsor for a portion of the calendar year. A partial Year of Service credited to a Participant shall be equal to a fraction calculated in accordance with the following formula:

Number of days in the calendar year the individual was an employee of the Company	÷	365

III.                              ELIGIBILITY

General Plan Eligibility Rules

Except as provided below, you are an eligible employee under this Plan if you —

•                  are classified as an exempt or non-exempt salaried or hourly employee of the Bank or one of its affiliates;

•                  are classified as a full-time regular employee who is employed on a continuing basis; and

•                  are actively at work.

To be considered “actively at work”, you must be currently engaged in the active and regular performance of services for the Bank or its affiliates. However, if you are not “actively at work” only as a result of vacation, jury duty, or other leave of absence (other than disability), you will be eligible for the Plan if you otherwise would have been eligible for the Plan had you been actively at work.

If you are receiving Short-term Disability or Long-term Disability benefits and you are determined to be potentially eligible for the Plan, you will not become eligible for the Plan unless you return to work with the Sponsor while you still have a right to reemployment by the Sponsor. You must also follow all other Plan rules to be eligible, such as signing a severance agreement and general release.

The Bank’s Chief Executive Officer and Chief Financial Officer are not eligible to participate in this Plan.

Eligibility for Severance Benefit

If you satisfy the General Plan Eligibility Rules noted above you shall be eligible to receive a Severance Benefit if and only if all of the following conditions are met:

(1)           You have been employed by the Sponsor for at least one full Year of Service as of your Termination Date.

(2)           The Plan Administrator determines, in its sole discretion, that a Qualifying Event has occurred;

(3)           You are an employee of the Sponsor after the Effective Date of the Plan;

(4)           You have received Notice of Involuntary Termination that your employment with the Sponsor is involuntarily terminated without cause as a result of a Qualifying Event while the Plan remains in effect, and your employment is not terminated before you become eligible for Severance Benefits due to your retirement, resignation, death, or permanent or temporary disability;

(5)           You are not terminated for “cause”, as determined in the sole discretion of the Sponsor, including but not limited to, for failure to satisfactorily perform assigned duties, absenteeism or tardiness, insubordination, dishonesty, theft, fraud, misappropriation or misuse of Sponsor property, disclosure of trade secrets, confidential or proprietary information to other persons, willful misconduct, harassment, any unethical, inappropriate or illegal behavior or activity, or violation of any confidentiality obligation to the Sponsor; or the failure to comply with the Sponsor’s rules, policies or procedures, which currently exist or which are hereafter adopted;

(6)           You do not receive and are not eligible to receive severance pay or any severance payment from the Sponsor in connection with the cessation of your employment with the Sponsor other than the Severance Benefit available pursuant to this Plan;

(7)           You do not receive and are not eligible to receive any payment pursuant to any contract or agreement between you and the Sponsor, in connection with the cessation of your employment with the Sponsor;

(8)           You have returned or promptly will return all Sponsor property, submitted all travel, expense and other such reports, and have paid to the Sponsor any amounts that are due;

(9)           The Sponsor has not determined that you, either prior or subsequent to the termination of your employment, have (i) misappropriated or improperly used or disclosed trade secrets, confidential or proprietary information of the Sponsor, or (ii) failed to comply with any contractual obligations to the Sponsor; and

(10)         You remain in the Sponsor’s employ until the date established by the Sponsor for your involuntary termination or until a mutually agreed-upon release date and you maintain a satisfactory or better job performance.

Eligibility is determined in the sole discretion of the Plan Administrator and is subject to revocation at any time prior to your receipt of any or all Severance Benefits due to you if the Plan Administrator determines that you no longer meet the Plan eligibility requirements. If eligibility is revoked, you will be required to return any Severance Benefit previously provided to you and you will not be eligible for any Severance Benefit that has not been paid or provided as of the date your eligibility is revoked. If you are offered a “comparable position” with the Sponsor in connection with your termination of employment and you choose not to accept the position you will not be eligible for the Severance Benefits offered under this Plan.   “Comparable Position” shall mean a position that is comparable in duties and Pay terms, reasonably fits your skills and experience and provides a similar work schedule, each as determined by the Sponsor in its sole discretion.

When Participation Begins

If you have satisfied the eligibility requirements set forth in Article III of this Plan, you will become a Participant in the Plan when you have both (i) received a Notice of Involuntary

Termination, and (ii) executed and provided to the Sponsor within the time period specified by the Sponsor a severance agreement and general release in favor of the Sponsor in a form satisfactory to the Sponsor.

When Participation Ends

Your participation in the Plan will end on the earliest of the date (i) you voluntarily terminate your employment for any reason prior to your Termination Date, (ii) you have received your entire Severance Benefit under the Plan, (iii) you have timely revoked the general release within the specified time period, or (iv) the Plan Administrator has revoked your eligibility as described herein.

IV.                               SEVERANCE BENEFIT

When the Plan Administrator determines that a Qualifying Event has occurred, the Plan Administrator will then determine those employees who are eligible and if eligible the employees who are to receive a Severance Benefit and, if so, the nature and amount of the Severance Benefit to be provided to Participants affected by the Qualifying Event. The Plan Administrator retains sole and final discretion in determining the nature and amount of the Severance Benefit.

The Plan Administrator (or its designee) shall notify, in writing, each eligible employee who becomes a Participant in the Plan of the nature and amount of the Severance Benefit to which such eligible employee is entitled, by delivery of this Summary Plan Description and an appropriate appendix to this document which shall describe the manner in which such benefits are to be calculated. All determinations by the Plan Administrator shall be final and binding on all parties.

Severance Benefits are not included as additional compensation or additional service in the determination of your 401(k) Plan or other retirement benefits. You cannot make contributions from your Severance Benefit to the Beneficial Mutual Savings Bank Employee Savings and Stock Ownership Plan.

Distribution of Severance Benefits

Severance Benefits are paid from the general assets of the Sponsor. Subject to the terms of the severance agreement and general release executed pursuant to the Plan and the Plan Administrator’s right to revoke eligibility for Severance Benefits as described under Article III of the Plan, Severance Benefits shall be paid in accordance with the Sponsor’s regular payroll schedule, shall commence as soon as practicable following a Participant’s Termination Date and continue until the entire Severance Benefit is paid. In the event a Participant’s Severance Benefits exceed two (2) times the limitation described in Section 401(a)17 of the Code ($520,000 in 2014) the amount in excess of that amount will be paid in a lump sum on or prior to March 15 of the year which next follows a Participant’s Termination Date. Notwithstanding the foregoing, the Sponsor reserves the right to pay Severance Benefits in a single lump sum payment, which shall be paid no later than March 15th of the year following the year in which the Participant’s Termination Date occurs.

Unless otherwise determined by the Plan Administrator, if a Participant dies after his or her termination of employment, but before the Participant receives his or her Severance Benefits, the Severance Benefits will be paid in a lump sum to his or her estate.

Notwithstanding anything herein to the contrary, a Participant will not be eligible to receive a Severance Benefit until and unless he or she duly executes and provides to the Sponsor, within the time period specified by the Sponsor, a severance agreement and general release in a form satisfactory to the Sponsor that applies to all claims that the Participant may have against the Sponsor, and which is not revoked in a timely manner, if a revocation provision is included. In the event such release has not become irrevocable by the date on which any amount must be paid, such amount shall be forfeited.

If a Participant obtains another job with the Bank or one of its affiliates during the time period in which he or she is receiving Severance Benefits, the Participant must return any benefits in excess of what he or she was entitled to receive due to the actual length of his or her unemployment.

V.                                    TAXATION

General

The Severance Benefit received under the Plan generally will be taxable as ordinary wages or salary and will, to the extent required by law, be subject to all federal, state and local withholding and reported as such on an Internal Revenue Service (“IRS”) Form W-2 issued to you and sent to the IRS for the year in which the Severance Benefit is paid. You must report the Severance Benefit paid to you under the Plan on your federal, state and local income tax returns for the year in which you receive the Severance Benefit.

The Sponsor shall have the right to take such action as it deems necessary or appropriate to satisfy any requirements under federal, state or other laws to withhold or to make deductions from any benefits payable under the Plan.

Section 409A Compliance

(i)            The Plan is intended to comply with, or otherwise be exempt from, Code Section 409A. The preceding provision, however, shall not be construed as a guarantee by the Sponsor of any particular tax effect to a Participant under the Plan. The Sponsor shall not be liable to a Participant for any payment made under the Plan, at the direction or with the consent of the Participant, which is determined to result in an additional tax, penalty or interest under Code Section 409A, nor for reporting in good faith any payment made under the Plan as an amount includible in gross income under Code Section 409A.

(ii)           “Termination of employment,” or words of similar import, as used in this Plan means, for purposes of any payments under this Plan that are payments of deferred compensation subject to Code Section 409A, the Participant’s “separation from service” as defined in Code Section 409A.  For purposes of Code Section 409A, the right to a series of installment payments under this Plan shall be treated as a right to a series of separate payments.

(iii)          With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, a Participant, as specified under this Plan: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Code Section 105(b); (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(iv)          If a payment obligation under the Plan arises on account of a Participant’s termination of employment while a “specified employee” (as defined under Code Section 409A and the regulations thereunder and determined in good faith by the Committee), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12) shall be made within 15 days after the end of the six-month period beginning on the date of such termination of employment or, if earlier, within 15 days after appointment of the personal representative or executor of the Participant’s estate following the death of the Participant.

Section 280G Limits

Notwithstanding anything in this Plan to the contrary, if a Severance Benefit that is otherwise payable to an employee who is a “disqualified individual” would constitute an “excess parachute payment,” taking into account payments under this Plan and otherwise, then the benefit payable under this Plan shall be reduced to the maximum amount which does not include an excess parachute payment. The terms “disqualified individual” and “excess parachute payment” shall have the same meanings as under Section 280G of the Code.

Medical and Other Benefits

An eligible employee’s participation in the Bank’s tax-qualified retirement plans, employee welfare plans and fringe benefit plans in which he/she is enrolled as of his/her last date of employment will cease as of such date or as otherwise specifically provided under the terms of the applicable plan. Please refer to those plans for any conversion rights that may apply. All pay and other benefits, including unused vacation, unreimbursed valid business expenses, and accrued but unpaid salary or wages payable to an eligible employee upon his/her termination date shall be paid in accordance with the terms of those established policies, plans and procedures.

Following a Participant’s Termination Date, the Participant will be provided with all required notices and election materials as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). This material will explain how COBRA continuation coverage can be elected (such as for the medical, dental and vision plans), the maximum COBRA period, the required premiums and other important information.

VI.                               ADMINISTRATIVE INFORMATION

Plan Administrator and Plan Administration

The Plan Administrator has complete authority to prescribe, amend and rescind rules and regulations relating to the Plan. The Plan Administrator may allocate and assign any of its responsibilities and duties for the operation and administration of the Plan to such other persons as it determines are appropriate.

The Plan Administrator shall also have full discretionary authority, the maximum discretion allowed by the law, to administer, interpret and apply the terms of this Plan, and determine any and all questions or disputes hereunder, including but not limited to eligibility for benefits and the amount of benefits due. The determinations by the Plan Administrator shall be conclusive.

Plan Modification or Termination

The Plan may be modified, amended or terminated at any time by the Board of Directors or its designee, with or without notice. Any such modification, amendment or termination shall be effective at such date as the Board of Directors or its designee may determine.

Notwithstanding any termination of the Plan, all Participants who have become entitled to receive Severance Benefits before such date of termination pursuant to the Plan shall continue to receive Severance Benefits under the terms and conditions of the Plan. The Plan Administrator retains authority to administer the Plan until all Severance Benefits are paid and claims resolved.

Governing Law

The Plan shall be governed and construed in accordance with ERISA. To the extent state law applies, the Plan shall be governed by the laws of the Commonwealth of Pennsylvania.

VII.                          MISCELLANEOUS

Plan Not a Contract of Employment

Nothing in this Plan document or in any related instrument shall be deemed to give any Participant the right to be retained in the employ of the Sponsor or to interfere with the right of the Sponsor to discharge him or her at any time, with or without cause.

No Assignment of Benefits

No Participant may, except as otherwise required by law, sell, assign, transfer, convey, hypothecate, encumber, anticipate, pledge, or otherwise dispose of any interest in this Plan; and any attempt to do so shall be void. No Severance Benefit payable under the Plan shall, prior to receipt thereof, be subject to the debts, contracts, liabilities, or engagements of any Participant.  Nothing in the Plan shall impede the Sponsor from recovering directly from a Participant or by offset against payments being made to the Participant, any payments to which he or she was not entitled under the Plan.

VIII.                     CLAIMS PROCEDURE

Your benefit under the Plan will be paid to you as a matter of course; accordingly, there is no need to file a claim for your benefit with the Plan Administrator other than completing any administrative forms which may be required by the Plan Administrator, as well as the severance agreement and general release prescribed by the Sponsor. As soon as is practicable following your receipt of a Notice of Involuntary Termination, you will be notified of the nature and amount of your benefit under the Plan.

If you dispute the amount of your benefit, you may file a claim with the Plan Administrator. Benefit claim determinations will be made in accordance with the terms of the Plan and any administrative procedures adopted under the Plan.

A request for Plan benefits will be considered a claim for Plan benefits, and it will be subject to a full and fair review. If your claim is wholly or partially denied, the Plan Administrator will furnish you with a written notice of this denial. This written notice must be provided to you within 90-days after the receipt of your claim by Plan Administrator. In certain circumstances the Plan Administrator may take an additional 90-days to make its decision if it notifies you prior to the expiration of the initial 90-day period that it needs this time, the reasons for this extension and the date by which it expects to render its benefit determination. You may, but are not obligated to, agree to any other extension of time for a decision on your claim. The period of time within which a benefit determination is required to be made will begin at the time a claim is filed, without regard to whether all the information necessary to make a benefit determination accompanies the filing.

A written notice of denial of your benefit claim will contain the following information:

•                  the specific reason or reasons for the adverse determination;

•                  specific reference to those Plan provisions on which the denial is based;

•                  a description of any additional information or material necessary to correct your claim and an explanation of why such material or information is necessary; and

•                  a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of your or your beneficiary’s right to file a suit under section 502(a) of ERISA following an adverse benefit determination on review.

If your claim has been denied, and you wish to submit your claim for review, you must follow the “Claims Appeal Procedure” described below in this Article.

Claims Appeal Procedure

If your claim for benefits is denied, you or your duly authorized representative may file an appeal of the adverse determination with the Plan Administrator which will review your claim and the initial adverse determination. You or your duly authorized representative must file your appeal of the denial within 60 days after you receive notification that your benefit claim is denied. You will have the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits. In addition, you will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim for benefits. A document, record, or other information will be considered “relevant” to a claim if such document, record, or other information (i) was relied upon in making the benefit determination; (ii) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination; or (iii) demonstrates compliance with administrative processes and safeguards, to the extent required by regulations and other guidance of general applicability issued by the Department of Labor.

In its review the Plan Administrator will take into account all comments, documents, records, and other information submitted relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

The Plan Administrator will review your claim within 60 days after the Plan Administrator’s receipt of your written request for review of your claim. There may be special circumstances when this 60-day period may be extended by the Plan Administrator to up to 120 days after receipt by the Plan Administrator of your request for review of your claim. You will receive advance written notice of an extension of the 60-day review period prior to the expiration of the initial 60-day period which will state the reasons for this extension and the date by which the Plan Administrator expects to render its benefit determination. You may, but are not obligated to, agree to any other extension of time for a decision on your appealed claim. The period of time within which a benefit determination on review is required to be made will begin at the time an appeal is filed, without regard to whether all the information necessary to make a benefit determination on review accompanies the filing. In the event that the review period is extended due to your failure to submit information necessary to decide a claim, the period for making the benefit determination on review will be suspended from the date on which the notification of the extension is sent to you until the earlier of 45 days from the date of such notification or the date on which you respond to the request for additional information. If you do not provide the requested information, your claim may be denied on appeal.  The Plan Administrator will provide you with written or electronic notice of its decision on your appealed claim.

If your claim is denied on appeal, the Plan Administrator’s decision on your claim on appeal will be communicated to you in writing and will contain (i) the specific reason or reasons for the adverse determination; (ii) reference to the specific Plan provisions on which the benefit determination is based; (iii) a statement that you are entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim for benefits; and (iv) a statement describing your right to file a law suit under section 502(a) of ERISA.

IX.                              YOUR RIGHTS UNDER ERISA

Your ERISA Rights

As a Participant in the Plan you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all plan participants shall be entitled to:

Receive Information About Your Plan and Benefits

Examine, without charge, at the Plan Administrator’s office, all documents governing the Plan, including a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Administrator may make a reasonable charge for the copies.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit Plan. The people who operate your plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court, after following the claims and appeals process described above in Section IX entitled “CLAIMS PROCEDURE.” If it should happen you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

The above statement of your ERISA rights was created by the U.S. Department of Labor and is required by law. By including the statement of your ERISA rights, the Plan Administrator, the Sponsor, each Company, the Plan fiduciaries and their agents make no representation about the legal accuracy of its content. The statement of your ERISA rights should in no way be construed as legal advice.

X.            GENERAL PLAN INFORMATION

Name of Plan:	Severance Plan for Eligible Employees of Beneficial Mutual Savings Bank

Employer identification number:	23-0400690

Type of Plan:	Welfare benefit plan providing severance benefits

Plan Number:	507

Name and Address of Plan Sponsor:	Beneficial Mutual Savings Bank 1818 Beneficial Bank Place Philadelphia, PA 19103

Plan Administrator:	Beneficial Mutual Savings Bank 1818 Beneficial Bank Place Philadelphia, PA 19103 (215) 864-6094 Attn: Plan Administrator

Agent for Service of Legal Process:	Human Resources Director Beneficial Mutual Savings Bank 1818 Beneficial Bank Place 1818 Market Place Philadelphia, PA 19103 Process may also be served on the Plan Administrator.

Plan Year:	January 1 – December 31

Funding:

The Severance Plan for Eligible Employees of Beneficial Mutual Savings Bank is self-funded, which means that benefits are paid from the general assets of the Bank. The Bank pays the full cost of the Plan (there are no employee contributions).